Exhibit 10.3

June 22, 2022

Benjamin Silbermann

Re:	Transition Letter, Executive Chairman

Dear Ben,

This letter confirms the understanding between you and Pinterest, Inc. (the “Company”) regarding the leadership transition that is expected to take effect on June 29, 2022 (such actual date, the Transition Date”).

As of the Transition Date, you will (i) cease serving as President and Chief Executive Officer of the Company; and (ii) become Executive Chairman of the Company, with such duties and responsibilities as are commensurate with such role and otherwise as mutually agreed between you and the Board of Directors of Pinterest, Inc. (the “Board”). In addition, you will remain as a Class III director on the Board, to serve in accordance with the Company’s Amended and Restated Bylaws.

Your base salary will continue as currently in effect, and your outstanding incentive awards will continue to vest in accordance with their terms. In addition, you will continue to be eligible to participate in the employee benefit plans and programs of the Company applicable to senior executives generally, as may be in effect from time to time.

Thank you for your continued service.

* * * *

Sincerely,
Pinterest, Inc.

By:	/s/ Christine Deputy
Name: Christine Deputy
Title: Chief People Officer